UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Farmers and Merchants Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

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FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 15, 2024

To Stockholders of Farmers and Merchants Bancshares, Inc.:

Notice is hereby given that the 2024 Annual Meeting of the Stockholders of Farmers and Merchants Bancshares, Inc. (the “Company”) will be held at 3:00 p.m., local time, on April 23, 2024 at the Piney Branch Golf Club, 5301 Trenton Mill Road, Upperco, Maryland 21155.

The purposes of the meeting are:

1.	To vote on the election of the three nominees named in the attached proxy statement and proxy card to serve on the Board of Directors;

2.	To adopt a non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2023;

3.	To recommend, by a non-binding advisory vote, the frequency of future Say-on-Pay Votes (every 1 year, every 2 years or every 3 years):

4.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2024; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed February 16, 2024 as the record date for purposes of determining stockholders who are entitled to notice of and to vote at the 2024 Annual Meeting of Stockholders.

Anyone acting as a proxy agent for a stockholder must present a written proxy that has been properly executed by the stockholder, that authorizes the agent to so act, and that is in form and substance satisfactory to the judges of election and consistent with the Company’s Amended and Restated Bylaws.

By order of the Board of Directors

/s/ Cherie Barrett

Cherie Barrett

Assistant Vice President/Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

(410) 374-1510

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Farmers and Merchants Bancshares, Inc. (the “Company”) of proxies to be voted at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) to be held at 3:00 p.m., local time, on April 23, 2024 at the Piney Branch Golf Club, 5301 Trenton Mill Road, Upperco, Maryland 21155, and any adjournment or postponements thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone, electronic mail and/or facsimile. No additional remuneration will be paid to officers, directors or regular employees who solicit proxies. The Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and the related proxy card will be sent or given to stockholders is March 15, 2024.

When used in this proxy statement, the terms “the Company”, “we”, “us”, and “our” refer to Farmers and Merchants Bancshares, Inc. and, unless the context clearly requires otherwise, its consolidated subsidiaries.

RECORD DATE

Stockholders of record as of the close of business on February 16, 2024 (the “Record Date”) of issued and outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the 2024 Annual Meeting.

OUTSTANDING SHARES; VOTING RIGHTS; QUORUM AND REQUIRED VOTE

As of the Record Date, 3,116,966 shares of the Common Stock were issued and outstanding. Each share is entitled to one vote on each matter submitted to stockholders.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the 2024 Annual Meeting will constitute a quorum for the transaction of business. Withheld votes (in the case of the election of directors), abstentions and broker non-votes will all be counted for purposes of determining whether a quorum is present.

Directors are elected by a plurality of all votes cast. Accordingly, the withholding of votes, abstentions and broker non-votes will have no impact on the outcome of the vote on Proposal 1, as described in this proxy statement. The adoption of the non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2024, as described in Proposal 2, and the ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 3, requires the affirmative vote of a majority of all shares of Common Stock voted at the 2024 Annual Meeting. The recommendation, by non-binding advisory vote, regarding the frequency of future Say-on-Pay Votes, as described in Proposal 3, will be determined based on the option (every one year, every two years or every three years) that receives a majority of all votes cast on the proposal. Accordingly, an abstention or a broker non-vote with respect to Proposal 2, Proposal 3, or Proposal 4 will have no impact on the outcome of these proposals. Except in cases of certain extraordinary matters for which the Company’s governing instruments or applicable law require a different proportion, the affirmative vote of a majority of all shares of Common Stock voted at the 2024 Annual Meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 5, as described in this proxy statement. Abstentions and broker non-votes with respect to any motion that comes before the meeting pursuant to Proposal 5 (other than certain extraordinary matters as discussed above) will have no impact on the outcome of the vote on such motion.

All properly executed proxy cards received pursuant to this solicitation will be voted as directed by the stockholders in those proxy cards. If no direction is given in your proxy card, then, subject to the procedures governing broker non-votes (see the following paragraph), your shares will be voted FOR ALL NOMINEES named in Proposal 1, FOR adoption of the non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2023 as described in Proposal 2, that future Say-on-Pay Votes be held every 2 YEARS in Proposal 3, FOR ratification of the appointment of the Company’s independent registered public accounting firm named in Proposal 4, and in the discretion of the proxies as to any other matters that may properly come before the meeting, as described in Proposal 5.

If you hold your shares through a broker, bank or other nominee (that is, in “street name”), then your broker, bank or other nominee is the shareholder of record and such nominee might not be able to vote your shares unless you provide it with voting instructions. You should instruct your broker, bank or other nominee to vote your shares by following the instructions that your broker, bank or other nominee provided when it sent the Company’s proxy materials to you. You may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person unless you provide the Company with a “legal proxy”, which you must obtain from your broker, bank or other nominee.

A stockholder may revoke a proxy at any time before its use by execution of another proxy card bearing a later date, or by written notice delivered to the Corporate Secretary at the Company’s address listed above or at the meeting.

Stockholders do not have dissenters’ rights of appraisal or similar rights with respect to any of the proposals to be presented at the 2024 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON April 23, 2024

This proxy statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders (including its Annual Report on Form 10-K for the year ended December 31, 2023) are available on our website, www.fmb1919.bank, and may be accessed by clicking “Investor Relations” and then “SEC Filings”. Information on our website, other than this proxy statement, is not a part of this proxy statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each of the Company’s directors, director nominees, and named executive officers (as defined below under the heading, “EXECUTIVE COMPENSATION”), (ii) all directors and executive officers of the Company as a group, and (iii) each person or group known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock. Generally, a person “beneficially owns” shares as of a given date if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of such date (such as by exercising stock options or similar rights). The percentages were calculated based on 3,116,966 issued and outstanding shares of Common Stock as of the Record Date, plus, for each named person, any shares that such person may acquire within 60 days of such date. Except as otherwise noted, the address of each person named below is the address of the Company.

	Shares of Common Stock Beneficially Owned		Percent of Class Beneficially Owned
Directors, Director Nominees & Named Executive Officers
James R. Bosley, Jr.	11,011	(1)	0.4%
Roger D. Cassell	8,726	(2)	0.3%
Steven W. Eline	24,124		0.8%
Edward A. Halle, Jr.	51,731	(3)	1.7%
Gary A. Harris	2,100		0.1%
Ronald W. Hux	25,794	(4)	0.8%
Mark C. Krebs	4,855	(5)	0.2%
J. Lawrence Mekulski	1,407		0.0%
Emily B. Miller	200	(6)	0.0%
Christopher T. Oswald	856		0.0%
Robert G. Pollokoff	26		0.0%
Bruce L. Schindler	91,944	(7)	2.9%
Teresa L. Smack	6,195		0.2%
Paul F. Wooden, Jr.	47,987		1.5%

Directors and Executive Officers as a Group (14 persons)	272,956		8.9%

5% Holders
Barry J. and Carol E. Renbaum	307,932		9.9%

Notes:

(1)	Includes 10,493 shares held jointly with spouse.

(2)	Includes 2,066 shares held jointly with spouse, 6,660 shares held by Communications Electronics, of which Mr. Cassell is President.
(3)	Includes 38,111 shares owned by a trust for which Mr. Halle is the trustee and one of the beneficiaries.
(4)	Includes 13,881 shares held jointly with spouse.
(5)	Includes 4,855 shares held jointly with spouse.
(6)	Includes 200 shares held jointly with spouse.
(7)	Includes 8,240 shares held jointly with son, and 79,954 shares held jointly with spouse.
(8)

The information is based on the Schedule 13D/A filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2023 by Mr. and Mrs. Renbaum, whose principal address is 3921 Butler Road, Reisterstown, Maryland 21136. Mr. and Mrs. Renbaum own the shares as joint tenants and, accordingly, each is deemed to beneficially own the shares.

ELECTION OF DIRECTORS (Proposal 1)

The number of directors constituting the Board is currently set at 12. The Company Board, by resolution approved by a majority vote thereof, may alter the number of directors from time to time. The Company’s directors are divided into four classes, as nearly equal in number as possible, with respect to the time for which the directors may hold office. Each director is elected to hold office for a term of four years and thereafter until his or her successor has been elected and qualifies, which term is subject to earlier expiration if (i) he or she is removed pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) or (iii) he or she fails to qualify to serve as a director as provided in the Bylaws. Section 3(c) of Article II of the Bylaws provide that no person, including an incumbent director, shall be qualified to hold office as a director after the close of the annual meeting of stockholders of the Company that immediately follows his or her 75th birthday. J. Lawrence Mekulski, a Class III Director, has reached the mandatory retirement age and will retire from the Board at the conclusion of the 2024 Annual Meeting. The Board has determined to eliminate the vacancy that will be created upon his retirement by reducing the number of directorships to 11, effective at the conclusion of the 2024 Annual Meeting.

The terms of the current Class II Directors (James R. Bosley, Jr. and Ronald W. Hux) will expire at the conclusion of the 2024 Annual Meeting. In addition, the Board elected Emily B. Miller and Robert G. Pollokoff as directors in August 2023, and the Maryland General Corporation Law provides that their terms will expire at the conclusion of the 2024 Annual Meeting because they were not elected by the Company’s stockholders. The Board, at the recommendation of its Nominating Committee, has nominated James R. Bosley, Jr., Ronald W. Hux and Emily B. Miller for election as Class II Directors (with terms to expire at the conclusion of the 2028 annual meeting of stockholders) and Robert G. Pollokoff for election as a Class IV Director (with a term to expire at the conclusion of the 2026 annual meeting of stockholders). Ms. Miller was originally recommended for election by the Company’s President and Chief Executive Officer (“CEO”), and Mr. Pollokoff was originally recommended for election by a non-management director.

Information about the principal occupations, business experience and qualifications of the director nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”. In the event a director nominee declines or is unable to serve as a director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Board.

Because the vote on Proposal 1 relates to the re-election of incumbent directors, each of the director nominees has an interest in the outcome of this vote.

Stockholders do not have cumulative voting rights and may not vote their shares for more than three director nominees pursuant to this Proposal 1.

The Board recommends that stockholders vote FOR ALL NOMINEES named above.

CONTINUING DIRECTORS

The following tables identify each director of the Company whose term does not expire in 2024. Information about the principal occupations, business experience and qualifications of these continuing directors is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class III Directors

(Term expires in 2025)

Name
Steven W. Eline J. Lawrence Mekulski
Bruce L. Schindler

Class IV Directors (Term expires in 2026)

Name
Edward A. Halle, Jr. Teresa L. Smack

Class I Directors (Term expires in 2027)

Name
Roger D. Cassell Gary A. Harris Paul F. Wooden Jr.

QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS

In addition to bringing extensive knowledge of the communities served by the Company through their involvement with their communities, as business partners and volunteers, the Nominating Committee of the Board believes that all director nominees and continuing directors possess a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on the Board. All current directors also serve on the board of directors of Farmers and Merchants Bank (the “Bank”), the Company’s wholly-owned subsidiary.

James R. Bosley, Jr., age 62. Director of the Company since 2016 and of the Bank since 1991; CEO of the Company and the Bank between July 18, 2022 and December 31, 2022; President of the Company between 2016 and July 18, 2022 and of the Bank from 1995 to July 18, 2022; former director and President of the Bank’s subsidiary, Reliable Community Financial Services, Inc. (“RCFI”); a director of the Northeast Social Action Program; and a past director of the Maryland Bankers Association. The skills, experience and knowledge acquired by Mr. Bosley during his approximately 40 years of service to the Bank, with 27 years as both a director and as President and CEO, qualify him to serve as a director.

Roger D. Cassell, age 63. Director of the Company since 2016 and of the Bank since 2008; President and CEO of Communications Electronics of Baltimore, Maryland, a company that sells, designs and installs wireless communications systems, since 1994; Managing Member of Communications Electronics Systems, a company that sells, designs and installs commercial security systems; Managing Member of 1924 Group, LLC and Cassell Group LLC, which are real estate holding companies; Managing Member of 1955 Automotive Group, an automotive repair services company; and employed in various positions with Communications Electronics since 1979. Mr. Cassell’s qualifications to serve as a director include his 15 years as a director of the Bank, his many years as a business owner, his experience in real estate, and his experience with cutting-edge technology in the wireless communications field.

Steven W. Eline, age 59. Director of the Company since 2016 and of the Bank since 2013; licensed mortician; President and co-owner of Eline Funeral Home, J.F. Eline & Sons, Inc., Eline Monuments, LLC, and Carroll Cremation, all funeral related companies; President and owner of Eline Properties, LLC., a real estate investment entity; President and co-owner of Petals, Flowers, & Gifts, LLC, a retail florist; Director of the Hampstead Cemetery Association; and member of the Maryland State Funeral Directors Association, the National Funeral Directors Association, the Cremation Association of North America, and the Hampstead Lions Club. Mr. Eline’s qualifications to serve as a director include his 10 years as a director of the Bank, his many years as a business owner, and his experience with commercial real estate.

Edward A. Halle, Jr., age 73. Director of the Company since 2016 and of the Bank since 2010; practicing attorney in the law firm of Fowley & Beckley, P.A.; President of Slade, Inc., a family owned investment company; and Managing Member of Panther Branch LLC and Panther South LLC, both of which invest in real estate. Mr. Halle’s qualifications to serve as a director include his 13 years as a director of the Bank, and his experience as an attorney who specializes in land conservation, real estate, zoning and other related matters.

Gary A. Harris, age 53. Director of the Company and the Bank since 2022; President and CEO of the Company since January 1, 2023; President of the Company and the Bank between July 18, 2022 and January 1, 2023; President and director of RCFI; Executive Vice President – Chief Lending Officer of the Bank between 2021 and July 18, 2022; Senior Vice President – Commercial Banking of the Bank between 2016 and 2021; and Vice President – Commercial Banking of the Bank between 2008 and 2016. Mr. Harris’ qualifications to serve as a director include the knowledge and experience that he has gained during his 15-year career with the Bank, particularly with respect to the Bank’s lending operations, and his experience serving on the Bank’s Strategic Growth Committee, Asset-Liability Committee, and Officer’s Loan Committee.

Ronald W. Hux, age 66.  Director of the Company since 2016 and of the Bank since 2006; owner of Douron Inc., a commercial furniture dealership located in Owings Mills, Maryland from 1977 to 2023; developer and manager of commercial properties in Owings Mills, Maryland; and past Director of Owings Mills Corporate Round Table, a business association.  Mr. Hux’s qualifications to serve as a director include his 17 years as a director of the Bank, his many years as a business owner, and his experience in the office furniture and commercial real estate industries.

Emily B. Miller, age 37. Director of the Company and the Bank since August 15, 2023; owner/partner and the Secretary and Treasurer of Barnes-Bollinger Insurance Services, Inc., a full-service insurance firm, since 2019 and served in various roles in the business since 2008, most recently as a Risk Advisor; holds a Certified Insurance Counselor (CIC) designation; board member of the Carroll County Chamber of Commerce, the Carroll Hospital Foundation, the Carroll Community College Foundation, the Agency Insurance Company of Maryland, Inc., and the Carroll County Youth Services Bureau and a member of the Advisory Board of the Carroll County Farm Museum. Mrs. Miller’s qualifications to serve as a director include her many years as a business owner, her dedicated community involvement, and her experience as a board member of various other organizations.

Robert G. Pollokoff, age 63. Director of the Company and the Bank since August 29, 2023; President and Chief Executive Officer of The Fedder Company since 1998, a commercial real estate investment and management company; board member of the Associated Jewish Charities and chairperson of their Funds and Foundations committee: volunteer for Habitat for Humanity; former board of Comprehensive Housing Assistance, Inc. from 1991 to 1998, a non-profit agency that provides housing assistance for the elderly as well as first-time home buyers in the Upper Park Heights community of Baltimore, Maryland. Mr. Pollokoff’s qualifications to serve as a director include his many years as President and Chief Executive Officer of The Fedder Company, his vast real estate experience and knowledge, his dedicated community involvement, and his experience as a board member of various other organizations.

Bruce L. Schindler, age 68. Director of the Company since 2016 and of the Bank since 1989 and Chairman of the Board since April 2020; Director, President and Owner of Bob Davidson Ford Lincoln, an automobile dealership; board member of the Baltimore Washington Ford Dealers Advertising Fund; Treasurer and board member of Pathfinders for Autism, a nonprofit charitable organization; Member of BLS Reinsurance, LLC, an automobile warranty reinsurance company; and Member of McDhaid, LLC, a real estate holding company. Mr. Schindler’s qualifications to serve as a director include his 34 years as a director of the Bank, his many years as a business owner, his experience in the automotive sales and service industry, and his accounting background.

Teresa L. Smack, age 64. Director of the Company and of the Bank since February 2017; owner of Terry's Tag and Title Service, LLC, which is a licensed tag and title agent for the State of Maryland from 2000 to 2023; co-owner of A&L, LLC, a tag and titling agent outside of Maryland; co-owner of 10710, LLC and 1010 Balt. Blvd., LLC, both real estate investment corporations; Founder, past President and member of the Maryland Vehicle Titling Association, a trade association; member of the Carroll County Chamber of Commerce; member of the Rape Crisis Foundation Board; past member of the Carroll Hospital Foundation Board. Ms. Smack’s qualifications to serve as a director include her six years as a director of the Bank, her many years as a business owner, and her experience as a board member for various other organizations.

Paul F. Wooden, Jr., age 74. Director of the Company since 2016 and of the Bank since 1987 and Chairman of the Board from 2015 to 2020; from 1980 to 2017 owned Taylor Technologies, Inc., a specialty chemical manufacturer of water testing supplies; Executive Director of the PFW Foundation, a 501(c)(3) nonprofit organization; and owner and managing partner of various real estate LLCs. Mr. Wooden is a Certified Public Accountant and holds a Master of Business Administration degree. Mr. Wooden’s qualifications to serve as a director include his 37 years as a director of the Bank, his many years as a business owner and his experience in the manufacturing industry, his designation as a Certified Public Accountant, and his Master’s Degree in Business Administration.

CORPORATE GOVERNANCE MATTERS

Committees of the Board

The Board and the Bank’s board of directors are composed of the same individuals. These boards have appointed from their members a joint Executive Committee, a joint Audit Committee, a joint Compensation Committee, and a joint Nominating Committee.

Executive Committee. The function of the Executive Committee is to direct and transact any business that may properly come before the boards of directors, except for such business that only the boards are authorized by law to perform. The members of the Executive Committee are Bruce L. Schindler, Chairman, Ronald W. Hux, Vice Chairman, James R. Bosley, Jr., and Steven W. Eline. Gary A. Harris is invited to attend all meetings of the Executive Committee and to participate in its discussions, but he is not entitled to vote on any matter before the Executive Committee. The Executive Committee met 11 times in 2023.

Audit Committee. The Audit Committee, which met five times in 2023, was established to perform the duties of an “audit committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Paul F. Wooden, Jr., Chairman, Edward A. Halle, Jr., Steven W. Eline, and Bruce L. Schindler. The committee is responsible for hiring, setting the compensation of and overseeing the Company’s independent registered public accounting firm, and it also assists the boards of directors in monitoring the integrity of the financial statements, in monitoring the performance of the Company’s internal audit function, and in monitoring the Company’s compliance with legal and regulatory requirements. In carrying out its duties, the committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Board has determined that all audit committee members are financially literate and that Paul F. Wooden, Jr. qualifies as an “audit committee financial expert” as that term is defined by the Securities Exchange Commission (the “SEC”) in Item 407 of Regulation S-K. The Company Board has adopted a written charter for the Audit Committee, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Audit Committee”.

Compensation Committee. The Compensation Committee, which met three times in 2023, consists of Bruce L. Schindler, Chairman, James R. Bosley, Jr., Roger D. Cassell, Edward A. Halle, Jr., Emily B. Miller, and Paul F. Wooden, Jr. The committee is responsible for developing policies for executive and director compensation, recommending to the boards of directors the amounts and forms of compensation that should be paid to executive officers and directors, and overseeing our various compensation plans. The committee develops its recommendations for executive compensation based on the principles discussed below under the heading “EXECUTIVE COMPENSATION”. The boards of directors review and approve or ratify committee recommendations. The Compensation Committee has adopted a written charter, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Compensation Committee”.

Nominating Committee. The Nominating Committee consists of Roger D. Cassell, Chairman, Ronald W. Hux, Bruce L. Schindler, Teresa L. Smack and Paul F. Wooden, Jr. The committee is responsible for developing qualification criteria for directors, reviewing director candidates recommended by stockholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become directors, recommending to the Board those candidates who should be nominated to serve as directors, and developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company and its subsidiaries. This committee met two times in 2023. The Nominating Committee has a written charter, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Nominating Committee”.

In addition to the foregoing committees, the Bank’s board of directors has appointed a Loan Committee, a Facilities Committee, an Asset Liability Committee, and a Marketing Steering Committee. The Loan Committee, which met 24 times in 2023, reviews and approves certain loan transactions, and its members are James R. Bosley, Jr., Edward A. Halle, Jr., Gary A. Harris, J. Lawrence Mekulski, and Robert G. Pollokoff. The Facilities Committee, which met three times in 2023, oversees the maintenance of the Bank’s facilities and is composed of Ronald W. Hux, Chairman, Steven W. Eline, Gary A. Harris, Emily B. Miller, Robert G. Pollokoff, Teresa L. Smack, and Paul F. Wooden, Jr. The Asset/Liability Committee, which met five times in 2023, oversees the asset and liability positioning of the Bank and is composed of Ronald W. Hux, Chairman, James R. Bosley, Jr., Gary A. Harris, and Paul F. Wooden, Jr. The Marketing Steering Committee, which met one time in 2023, oversees the Bank’s marketing strategies and assists the Board with strategic development and is composed of Bruce L. Schindler, Chairman, Roger D. Cassell, Gary A. Harris, Ronald W. Hux, Emily B. Miller, Robert G. Pollokoff, and Teresa L. Smack

Director Independence

To determine whether each of the directors is independent, the Board has adopted the independence standards of The NASDAQ Stock Market Rules (the “NASDAQ Rules”).  The Company Board has determined that each of Roger D. Cassell, Steve W. Eline, Edward A. Halle, Jr., Ronald W. Hux, J. Lawrence Mekulski, Emily B Miller, Robert G. Pollokoff, Bruce L. Schindler, Theresa L. Smack, and Paul F. Wooden, Jr., is an “independent director” as that term is defined by Rule 5605(a)(2) of the NASDAQ Rules. Each member of the Compensation Committee is an “independent director”. Each member of the Nominating Committee is an “independent director.”  Each member of the Audit Committee satisfies the audit committee independence requirements of NASDAQ Rule 5605(c)(2)(A).  In determining that each of the independent directors is independent, the Board considered, in addition to the transactions described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section of this proxy statement, the Bank’s purchase of products from a company in which Mr. Schindler has a controlling interest, the Bank’s purchase of products from a company in which Mr. Eline has a controlling interest, and the Bank’s purchase of products from a company in which Ms. Miller has a controlling interest.

Board Leadership and Role in Risk Oversight

The Company Board has separated the positions of Chairman of the Board and CEO in an effort to maintain independent oversight of management. The Company Board elects from its members a Chairman who it believes will be an effective leader and who satisfies the “independent director” standards of NASDAQ Rule 5605(b)(1). The Company Board believes that this bifurcated structure best suits the Company because it helps to ensure that the Company has a strong, independent leader who can objectively review operations and the performance of management. In addition, the Board believes that it is important to allow the CEO to concentrate on running the day-to-day operations of the Company and the implementation of the Board’s policies and procedures without the added burden of also managing the Board.

The Company Board administers risk oversight by assigning various organizational risk oversight functions to its committees, which report to the full Board on a regular basis.

The Bank’s Loan Committee monitors the Bank’s credit risk in accordance with guidelines established by the Bank’s board of directors and bank regulatory agencies, and is charged with approving loans made by the Bank within acceptable guidelines. The Bank’s Loan Committee also monitors the Bank’s concentrations of commercial real estate loans and the risk rating of loans.

The Audit Committee monitors compliance risk, risks related to our reputation, our internal control over financial reporting, including the internal audit function, and the performance of and reports by the Company’s independent registered public accounting firm.

The Executive Committee monitors the Bank’s market and strategic risks through its oversight of marketing and strategic initiatives, and regularly meets with the CEO, the Chief Financial Officer (the “CFO”), and the Chief Operations Officer (the “COO”) so that it may be kept apprised of the Bank’s general operating environment. The Executive Committee also helps ensure director independence through its nominating authority, and it manages compensation risk through its authority to review and recommend the Bank’s executive compensation practices and policies.

Interest rate risk, liquidity risk, and valuation risk are monitored by the Bank’s Asset Liability Committee. Credit risk and transaction risk are monitored by the Bank’s Loan Committee.

Attendance at Board Meetings

The Company Board held 13 meetings in 2023. Each incumbent director who served as a director during 2023 attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Recommendations and Nominations

The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s capital stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Company’s capital stock beneficially owned by the candidate, and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the annual meeting of stockholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the annual meeting of stockholders held in the preceding year. Accordingly, a stockholder who desires to recommend a person for consideration as a director nominee for the 2025 annual meeting of stockholders (the “2025 Annual meeting”) must submit such recommendation as provided above no earlier than October 25, 2023 and no later than November 24, 2023.

Candidates may come to the attention of the Nominating Committee from current directors, executive officers, stockholders, or other persons. The Nominating Committee does not have a formal policy under which it considers the diversity of candidates for directorship when making nomination recommendations. The Nominating Committee periodically reviews its list of candidates available to fill director vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, the need for particular expertise on the Board, and whether the Company’s market areas are adequately represented by directors. In nominating director candidates, the Nominating Committee generally seeks to choose individuals that have skills, education, experience and other attributes that will complement and/or broaden the strengths of the existing directors.

Whether recommended by a stockholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complementary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Corporation stockholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing financial performance. Certain board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board. A stockholder who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at a Meeting of Stockholders may do so only in accordance with Section 4 of Article II of the Company’s Amended and Restated Bylaws (the “Bylaws”), which provides that a stockholder may nominate a director candidate by written notice to the Chairman of the Board or the President not less than 150 days nor more than 180 days prior to the date of the meeting of stockholders called for the election of directors which, for purposes of this requirement, shall be deemed to be on the same day and month as the annual meeting of stockholders held in the preceding year. Such notice must contain the following information to the extent known by the notifying stockholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by each proposed nominee; (iv) the name and residence address of the notifying stockholder; (v) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the notifying stockholder; (vi) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and (vii) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee (and regardless of whether they do apply). For further information, see the section of this proxy statement entitled “SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING”.

It should be further noted that the Bylaws specify that no person, including an incumbent director, is eligible to serve on the Board after the annual meeting of stockholders that immediately follows his or her 75th birthday.

Stockholder Communications with the Board

Stockholders may communicate with the Board, including the non-employee directors, by sending a letter to the Board, c/o Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074. The Corporate Secretary will deliver all stockholder communications directly to the Board for consideration.

The Company believes that annual meetings of stockholders present an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each annual meeting of stockholders. If you would like an opportunity to discuss issues directly with our Directors, please consider attending the 2024 Annual Meeting. The 2023 annual meeting of stockholders was attended by 10 persons who were then serving on the Board.

Family Relationships Among Directors, Nominees and Executive Officers

There are no family relationship between any of the directors, director nominees or executive officers.

Policy with Respect to Hedging Transactions

The Company has not adopted any practices or policies regarding the ability of employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (i) granted to the employee or director by the Company as part of his or her compensation or (ii) held, directly or indirectly, by the employee or director.

Insider Trading Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of shares of Common Stock by directors, officers and employees of the Company and its subsidiaries that it believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. A copy of the Farmers and Merchants Bancshares, Inc. Insider Trading Policy was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company has not adopted an insider trading policy governing the Company’s purchase, sale, and/or other dispositions of shares of Common Stock. Section 2-310(a) of the Maryland General Corporation Law requires the Board to approve any acquisition by the Company of shares of Common Stock, and it has been the Company’s policy to consult with its legal counsel prior to the Board’s approval of any plan or other arrangement to acquire any shares to ensure compliance with applicable laws.

DIRECTOR COMPENSATION

The following table provides information about compensation paid to or earned by the Company’s directors during 2023 who are not also named executive officers. All directors also serve on the board of directors of the Bank. Directors receive compensation only for their service to the Bank, and all such compensation is paid by the Bank. Neither the Company nor the Bank grants equity-based compensation or maintains any bonus (incentive or otherwise) or deferred compensation plans for directors.

Director Compensation
Name	Fees earned or paid in cash ($)	All other compensation ($)(1)	Total ($)
James R. Bosley, Jr.	34,370	-	34,370
Roger D. Cassell	12,880	-	12,880
Steven W. Eline	20,600	-	20,600
Edward A. Halle, Jr.	27,230	-	27,230
Ronald W. Hux	26,970	-	26,970
J. Lawrence Mekulski	22,350	-	22,350
Emily B. Miller	6,330	-	6,330
Robert Pollokoff	6,990	-	6,990
Bruce L. Schindler	35,716	-	35,716
Teresa L. Smack	15,940	-	15.940
Paul F. Wooden, Jr.	19,290	-	19,290

In 2023, non-employee directors received $800 for each meeting of the Bank’s board of directors attended and $510 for each committee meeting attended. Director compensation is set by the entire board of directors of the Bank. Each year, the Bank’s board of directors reviews one or more independently conducted director compensation surveys provided by the Bank’s independent registered public accounting firm.

From time to time, the boards of the Company and the Bank may choose to appoint a person to serve as a director emeritus, where the boards believe that they may benefit from such person’s experience, insight and other attributes.  A director emeritus is invited to attend all board meetings and to participate in board discussions, but he or she is not entitled to vote on any matter that may come before the board or any of its committees.  A director emeritus is entitled to receive a cash fee for each meeting attended.  For 2023, the fee amount was $800.  These fees are paid by the Bank.

The boards of directors anticipate that they will appoint J. Lawrence Mekulski to serve as a director emeritus for a one-year term upon his retirement as a director at the conclusion of the 2024 Annual Meeting. Mr. Mekulski served on the Board for eight years and on the Bank’s board of directors (and its Loan Committee) for 14 years. In addition, Mr. Mekulski retired as a Principal of KLNB LLC, a commercial real estate services company. Through this service, Mr. Mekulski gained valuable skills and valuable experience and knowledge about the Bank and the banking industry. The Board anticipates that it will re-appoint Louna S. Primm as a director emeritus for a second one-year term. Ms. Primm served on the Board and the Bank’s board of directors for five years. She was also on the Loan Committee for all of those years. In addition, Ms. Primm has 54 years of banking experience, primarily in a senior management role. Through this service, Ms. Primm gained valuable skills and valuable experience and knowledge about the Bank and the banking industry.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 with the Company’s management, (ii) discussed with Yount, Hyde & Barbour, P.C., the Company’s independent auditors (“YHB”), the matters required to be discussed by the applicable requirements as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, and (iii) received the written disclosures and the letter from YHB required by applicable requirements of the PCAOB regarding YHB’s communications with the Audit Committee concerning its independence, and discussed with YHB its independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

By:	AUDIT COMMITTEE Paul F. Wooden, Jr. Edward A. Halle, Jr. Steven W. Eline Bruce L. Schindler

EXECUTIVE OFFICERS

Information about the Company’s executive officers is set forth below. All officers serve in similar capacities at the Bank and are elected annually by, and serve at the pleasure of, the boards of directors of the Company and the Bank.

Gary A. Harris, 53, has served as the President and CEO of the Company since January 1, 2023. Additional biographical information about Mr. Harris is discussed above under the section entitled, “QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS”.

Christopher T. Oswald, 62, has served as the Senior Vice President of the Company since August 2016 and Executive Vice President - Chief Operations Officer of the Bank since April 2017. Mr. Oswald served as Senior Vice President - Chief Operations Officer of the Bank from April 2006 to April 2017, Senior Vice President of the Bank from January 2000 through April 2006, and as Vice President of the Bank from April 1994 through December 1999.

Mark C. Krebs, 63, has served as the Treasurer and CFO of the Company since August 2016 and Executive Vice President - Chief Financial Officer of the Bank since April 2017. Mr. Krebs served as Senior Vice President - Chief Financial Officer of the Bank from January 2010 to April 2017. From November 2007 to November 2009, Mr. Krebs served as a chief financial officer or consultant at several firms. From February 2004 to August 2007, he served as Senior Vice President, Treasurer and Director of Investor Relations of Fieldstone Investment Corporation, a publicly-traded real estate investment trust. Mr. Krebs worked for American Home Mortgage, a publicly-traded real estate investment trust, and its predecessor, Columbia National, Inc., a mortgage banker and servicer, between February 1986 and January 2004 as Senior Vice President, Treasurer and Controller. Mr. Krebs started his career in 1982 with KPMG, an international accounting firm.

EXECUTIVE COMPENSATION

Officers do not receive remuneration for their service to the Company. All compensation is paid by the Bank.

The Bank’s board of directors, upon the recommendation of its Compensation Committee, establishes executive compensation each year. In recommending compensation levels, the Compensation Committee reviews annual evaluations that measure performance against previously established goals for the year. In addition, the board reviews one or more independently conducted surveys. In 2023, the board reviewed one survey prepared by the American Bankers Association. The Bank’s CEO makes compensation recommendations to the Compensation Committee for executive officers other than himself. From time to time, the Compensation Committee retains outside compensation consultants to evaluate the Bank’s executive compensation practices and plans. Neither the Board nor the Bank’s board of directors, not any member of management, retained a compensation consultant to provide advice with respect to the compensation paid to executives or directors in 2023.

The following table sets forth, for each of the last two calendar years (which were also the Company’s last two fiscal years), the total remuneration awarded to, earned by, or paid to (i) any person who served as the Company’s principal executive officer at any time during 2023, (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2023 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2023, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2023 (the principal executive officer(s) and such other persons are referred to as the “named executive officers”). For this purpose, the term “executive officer” includes any executive officers of the Company or the Bank who performs a policy making function for the Company. The Company has determined that the named executive officers for purposes of this proxy statement include Gary A. Harris, Christopher T. Oswald, and Mark C. Krebs. In calendar years 2023 and 2022, executive compensation included annual base salary, nonequity incentive bonus plan compensation, income related to the Bank’s employee benefit plans, and, for Mr. Harris, the grant of equity compensation.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Stock Awards ($)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(4) - (6)	Total ($)
Gary A. Harris, President (1)	2023	300,000	92,690	71,755	123,703	588,148
	2022	235,587	-	117,794	62,706	416,087

Christopher T. Oswald, EVP/COO	2023	209,134	-	41,740	79,154	330,028
	2022	202,062	-	68,647	100,650	371,359

Mark C. Krebs, EVP/CFO	2023	214,432	-	41,740	47,627	303,799
	2022	207,181	-	68,647	48,246	324,074

Notes:

(1)	Mr. Harris also serves on the boards of directors of the Company and the Bank but does not receive any director’s fees for such service.
(2)

Amount represents the aggregate grant date fair value of 2,000 fully-vested shares of Common Stock and 3,000 shares of Common Stock that may be issued pursuant to restricted stock units (“RSUs”). One-third of the RSUs will vest on September 22, 2024, one-third will vest on September 22, 2025, and one-third will vest on September 22, 2026, provided that, in each case, Mr. Harris is employed and in good standing with the Company on the applicable vesting date. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718.

(3)

Amounts shown for Messrs. Oswald and Krebs in 2022 and 2023 and for Mr. Harris in 2023 were paid under the bonus program discussed below. The amounts shown for Mr. Harris for 2022 were paid for his loan production while serving as the Bank’s Executive Vice President – Chief Lending Officer.

(4)

For Mr. Harris, the amounts include matching contributions of $13,200 in 2023 and $12,200 in 2022 to the Bank’s 401(k) plan, imputed income of $1,104 in 2023 and $947 in 2022 attributable to the premium paid for group term life insurance coverage in excess of $50,000, and imputed income of $109,399 in 2023 and $49,559 in 2022 attributable to the economic value of accrued benefits under his supplemental executive retirement agreement discussed below. Mr. Harris did not receive any of the accrued benefits under his supplemental executive retirement agreement in 2023 or 2022 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Harris reaching a certain age.

(5)

For Mr. Oswald, the amounts include matching contributions of $11,111 in 2023 and $10,828 in 2022 to the Bank’s 401(k) plan, imputed income of $570 in 2023 and $541 in 2022 attributable to the economic value of his benefits under the bank owned life insurance plan discussed below, fees paid for attending Board meetings of $0 in 2023 and $250 in 2022, imputed income of $2,922 in 2023 and $2,812 in 2022 attributable to the premium paid for group term life insurance coverage in excess of $50,000, and imputed income of $64,550 in 2022 and $86,219 in 2022 attributable to the economic value of accrued benefits under his supplemental executive retirement agreement discussed below. Mr. Oswald did not receive any of the accrued benefits under his supplemental executive retirement agreement in 2023 or 2022 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Oswald reaching a certain age.

(6)

For Mr. Krebs, the amount includes matching contributions of $10,797 in 2023 and $10,942 in 2022 to the Bank’s 401(k) plan, $1,800 in 2023 and $3,348 in 2022 for medical insurance coverage foregone at his election, fees paid for attending Board meetings of $0 in 2023 and $250 in 2022, and imputed income of $3,002 in 2023 and $2,891 in 2022 attributable to the premium for group term life insurance coverage in excess of $50,000. Also included is imputed income of $31,779 in 2023 and $30,995 in 2022 attributable to the economic value of accrued benefits under his performance driven retirement plan agreement discussed below. Mr. Krebs did not receive any of these accrued benefits in 2023 or 2022 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Krebs reaching a certain age.

Employment Arrangements

Executive officers are appointed by the Board and the Bank’s board of directors annually and are employed on an at-will basis. No executive officer is a party to any written employment agreement with the Company or the Bank. Each executive officer is paid a base salary, participates in a bonus program, is eligible to receive awards under the Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (the “Equity Plan”), and participates in various employee benefit plans and programs to the extent the executive officer qualifies for such participation under the terms and conditions of the benefit plans, including the Bank’s 401(k) profit sharing plan. Any employee, including an executive officer, may elect to waive coverage under the Bank’s health insurance plan, in which case he or she will be entitled to receive an amount in cash equal to $150 for each month the employee did not participate in the Bank’s health insurance plan. Messrs. Harris and Oswald are additionally eligible to receive benefits under the Bank’s bank-owned life insurance (“BOLI”) plan and Supplemental Executive Retirement Plan Agreements, as described below. Messrs. Harris and Krebs are eligible to receive benefits under Severance Agreements under certain circumstances, as described below, and Mr. Krebs is additionally eligible to receive benefits under a Retirement Agreement under certain circumstances, as described below.

Base salary for each executive is set annually by the Bank’s board of directors, upon the recommendation of its Compensation Committee. The salaries for 2024 for the Bank’s named executive officers are $311,250 for Mr. Harris, $216,977 for Mr. Oswald, and $222,474 for Mr. Krebs.

Bonus Program

The Bank’s board of directors has implemented a bonus program under which certain officers are entitled to share each year in a bonus pool the amount of which is based on the Bank’s net income for that year. Participation is available to the CEO, President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, other than Senior Vice Presidents and Vice Presidents who are involved in lending activities. The bonus pool amount is determined as follows:

Net Income	Bonus Pool	Bonus Pool Range
Less than $4.50 million	0.00% of Net Income	$0
$4.50 million to $5.25 million	2.20% of Net Income	$99,000 - $115,500
$5.25 million to $6.00 million	2.75% of Net Income	$144,375 - $165,000
$6.00 million to $6.75 million	3.30% of Net Income	$198,000 - $222,750
$6.75 million to $7.50 million	3.85% of Net Income	$259,875 - $288,750
$7.50 million to $8.25 million	4.37% of Net Income	$327,750 - $360,525
Over $8.25 million	4.9% of Net Income	$404,250+

There is no formula for determining how much of the pool is paid to a particular officer. Rather, the amount for each officer is recommended by the Compensation Committee and approved by the Board. For 2023, the percentages of the pool paid to Messrs. Harris, Oswald and Krebs were 26.99%, 15.70% and 15.70%, respectively. For 2022, the percentages of the pool paid to Messrs. Oswald and Krebs were 17.00% and 17.00%, respectively. These bonus amounts are shown in the Summary Compensation Table above under the heading “Nonequity incentive plan compensation”.

Mr. Harris did not participate in the foregoing bonus program in 2022 because he was eligible to receive a loan and deposit production bonus, paid in cash. Under this program, Mr. Harris was entitled to receive a bonus, paid as a percentage of his base salary rate, if his annual loan production were to equal or exceed $7 million. The percentage started at 10% and could increase to a maximum of 57% for an annual loan production of $35 million or more. Mr. Harris was also eligible for a commission on Small Business Administration loans, including Paycheck Protection Program loans, that ranged from 10% for the first $100,000 of sales premium to 5% for sales premiums $200,000 or over. In addition, Mr. Harris was entitled to receive 0.25% of all new non-interest checking deposits in excess of $250,000, 0.20% for all new savings accounts in excess of $250,000, and 0.15% for all new certificates of deposit in excess of $500,000. The bonus amounts paid to Mr. Harris in 2022 are shown in the Summary Compensation Table under the heading “Nonequity incentive plan compensation”.

Equity Compensation Plan

The Board adopted the Equity Plan on July 17, 2023. The Equity Plan authorizes the grant of various forms of incentive awards, including stock awards (both fully-vested and restricted), restricted stock units, and performance awards, to non-employee directors, employees, and consultants of the Company and its subsidiaries with respect to up to 30,000 shares of Common stock (subject to adjustment as provided in the Equity Plan). The Board or one of its committees will administer the Equity Plan (the “Administrator”). The Administrator has full and exclusive power to, among other things,: (i) approve the forms of award agreements for use under the Equity Plan; (ii) determine the employees, non-employee directors and consultants to whom awards may be granted under the Equity Plan; (iii) determine the type, number of shares or dollar amounts, and terms of the awards to be granted to each participant, including whether and the terms upon which awards that have not vested may be retained following the termination of a participant’s service with the Company; (iv) determine the time when the awards will be granted and the duration of any applicable restriction or vesting period; (v) accelerate the vesting or payment of any outstanding award notwithstanding any vesting or payment date set forth in the related award agreement; (vi) amend the terms of any previously issued award, subject to certain limitations contained in the Equity Plan; (vii) adopt and rescind rules and regulations separate from the Equity Plan that set forth specific terms and conditions for awards; and (viii) deal with any other matters arising under the Equity Plan.

Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the Equity Plan and any rules and regulations adopted under the Equity Plan, and may also be subject to other terms and conditions contained in the award agreement consistent with the Equity Plan that the Administrator deems appropriate, including restrictions on vesting and provisions related to settlement in the event of a participant’s death, disability or termination of service. The provisions of the various award agreements entered into under the Equity Plan do not need to be identical.

In the event of a Change in Control (as defined in the Equity Plan), each outstanding award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding awards will vest and become realizable or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the participant’s rights as of the date of the occurrence of the Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the realization of the participant’s rights, then such award may be terminated by the Company without payment), or (B) the replacement of such award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. Notwithstanding the foregoing, with respect to awards granted to an Outside Director (as defined in the Equity Plan) while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor entity, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the successor entity), then all restrictions on restricted shares and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the Company or any of its affiliates, as applicable.

During 2023, the Administrator granted to Mr. Harris (i) 2,000 fully-vested shares of Common Stock having an aggregate grant date fair value of $38,250 and (ii) time-vesting RSUs with respect to 3,000 shares of Common Stock having an aggregate grant date fair value of $54,440.

Outstanding Equity Awards

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2023. All awards were granted under the Equity Plan and are subject to forfeiture until vested.

Stock Awards
Executive Officer	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Gary A. Harris President & CEO	10/24/2023	3,000	52,500	(2)
Notes:
(1)	The aggregate market value is based upon the closing market price of $17.50 per share on December 29, 2023, which was the last trading day in 2023 on which a reported sale occurred.
(2)	This line item relates to time-vesting RSUs. One-third of the RSUs will vest on September 22, 2024, one-third will vest on September 22, 2025, and one-third will vest on September 22, 2026, provided that, in each case, Mr. Harris is employed and in good standing with the Company on the applicable vesting date.

Profit Sharing Plan

The Bank has a profit sharing plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “IRC”). All employees age 21 or older with six months of service are eligible to participate in the plan. The Bank matches employee contributions up to 4% of total compensation and may make additional optional contributions. Employee and employer contributions are 100% vested when made.

Bank-Owned Life Insurance Plan Benefits

To attract and retain key employees, the Bank implemented a BOLI plan in 2002 to provide benefits to the named beneficiaries of certain officers of the Bank, including Messrs. Harris and Oswald. Mr. Krebs is not a participant in the BOLI plan.

Beginning in 2002, the Bank has invested in life insurance policies covering 18 officers, including Messrs., Harris, and Oswald.  The acquisition of Carroll Community Bank in 2020 added life insurance policies for 14 former Carroll officers. Although the Bank owns these policies, including the cash surrender values of the policies, the Bank currently intends to assign a portion of the death benefits payable under these policies to the covered executive’s estate at the time of his or her death, whether or not he or she is employed at the time of his death, unless the covered executive's employment was terminated for cause prior to his death.  The amount of the portion to be assigned to a particular executive's estate will depend on the reason that such executive's employment was terminated at or prior to death.  The aggregate cash surrender value of these policies at December 31, 2023 was $14,929,603.

The amounts of the benefits that could have been paid to the beneficiaries of Messrs. Harris, and Oswald in connection with these policies as of December 31, 2023 are as follows:

Name	Reason for Termination	Estimated BOLI Benefits
Mr. Harris	Death	$50,000
	Disability	-
	Other than death or disability	-

Mr. Oswald	Death	$534,712
	Disability	234,712
	Other than death or disability	234,712

Group Term Life Insurance

The Bank provides group term life insurance coverage to all Bank employees, including each of the named executive officers. For federal tax purposes, employees recognize imputed income each year on the amount of premiums paid by the Bank for the portion of insurance in excess of $50,000.

Supplemental Executive Retirement Agreements

The Bank entered into Supplement Executive Retirement Agreements with Messrs. and Mr. Oswald in December 2010, which was amended in February 2011, and with Mr. Harris in August 2022. These agreements, which are administered by the Board or one of its committees, are intended to provide deferred cash compensation to each of the executive officers under certain circumstances, including upon a Separation from Service (as defined in the agreements) other than for Cause (as defined in the agreements).

Mr. Harris’ agreement (the “Harris SERP Agreement”) provides for the following benefits:

●

Retirement Benefit. Mr. Harris will be entitled to an annual cash benefit for 20 years if he suffers a Separation from Service after reaching the retirement age of 65. The amount of this benefit will be equal to 35% of the average of Mr. Harris’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs. This benefit will be paid in 12 equal monthly installments commencing in the month that follows the month in which the Separation of Service occurs.

●

Early Termination Benefit. If Mr. Harris suffers a Separation from Service that constitutes an Early Termination, then he will be entitled to receive the Accrued Benefit, which will be paid over 20 years in equal monthly installments commencing in the month that follows the month in which the Separation of Service occurs, with interest credited on the unpaid balance at the Discount Rate (as defined in the Harris SERP Agreement) in effect at the time of the Separation from Service. The term “Early Termination” means a Separation from Service that occurs prior to Mr. Harris reaching the age of 65 and not within 24 months of a Change in Control (as defined in the Harris SERP Agreement). The term “Accrued Benefit” means the dollar value of the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to Mr. Harris under the Harris SERP Agreement, calculating by applying Financial Accounting Standards Board’s Accounting Standards Codification 710-10 and the Discount Rate.

●

Disability Benefit. If Mr. Harris suffers a Disability (as defined in the Harris SERP Agreement) prior to reaching the age of 65, then he will be entitled to receive the Accrued Benefit, which will be paid over 20 years in equal monthly installments commencing in the month that follows the month in which the Disability occurs, with interest credited on the unpaid balance at the Discount Rate (as defined in the Harris SERP Agreement) in effect at the time the Disability occurs.

●

Change in Control Benefit. If a Change in Control (as defined in the Harris SERP Agreement) occurs and, prior to reaching the age of 65, Mr. Harris suffers a Separation from Service within 24 months of such Change in Control, then Mr. Harris will be entitled to receive cash in an amount equal to the present value of a 20-year payment stream equal to 35% of the average of Mr. Harris’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs, calculated using a 4.0% discount rate. This benefit will be paid over five years in equal monthly installments commencing in the month that follows the month in which the Separation from Service occurs, with interest credited on the unpaid balance at an annual rate of 4%, compounded monthly. Notwithstanding the foregoing, if the payment of the benefit would cause any portion of it to constitute an excess parachute payment under Section 280G of the IRC, then that portion would be forfeited and not paid.

●

Death Benefit. If Mr. Harris dies prior to a Separation from Service, then his designated beneficiaries will be entitled to cash in an amount equal to the greater of (i) the Accrual Benefit and (ii) $2,127,275. This benefit will be paid in a single lump sum during the month that follows the month in which Mr. Harris dies.

●

Benefit Upon Termination of the SERP Agreement. If the Bank terminates the Harris SERP Agreement (i) in connection with a Change in Control following the commencement of benefit payments under the Harris SERP Agreement, (ii) upon its dissolution or in connection with its bankruptcy, or (iii) in connection with the termination of all other compensatory arrangements that would be aggregated with the Harris SERP Agreement pursuant to Section 409A of the IRC (to the extent that Mr. Harris participated in such other arrangements), then, subject to certain conditions specified in the Harris SERP Agreement, including compliance with Section 409A of the IRC, Mr. Harris will be entitled to the Accrued Benefit. If the Bank terminates the Harris SERP Agreement in connection with a Change in Control before the commencement of benefit payments, then Mr. Harris will be entitled to the CiC Benefit.

The Harris SERP Agreement provides that, subject to certain exceptions, Mr. Harris will forfeit any undistributed benefits in the event that he engages in certain activities that compete with the Bank, interferes with certain of the Bank’s employee and/or customer relationships, or improperly divulges the Bank’s confidential information.

Mr. Oswald’s agreement (the “Oswald SERP Agreement”) provides for the following benefits:

●

Retirement Benefit. Mr. Oswald will be entitled to an annual cash benefit for 20 years if he suffers a Separation from Service after reaching the retirement age of 63. The amount of this benefit will be equal to 35% of the average of Mr. Oswald’s three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs. This benefit will be paid in 12 equal monthly installments commencing within 90 days of the triggering event.

●

Early Involuntary Termination Benefit. If, after reaching age 48 but prior to reaching his specified retirement age, Mr. Oswald suffers a Separation from Service that constitutes an Early Involuntary Termination, then he will be entitled to receive an annual benefit (the “Involuntary Termination Benefit”) for 20 years equal to a percentage of the average of his three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs, determined as of the end of the Plan Year (as defined in the Oswald SERP Agreement). The percentage is based on Mr. Oswald’s age at the time of the Separation from Service, starting at 20%. Until age 62, Mr. Oswald, the percentage increases by 1% for each additional year after age 48. Each annual Involuntary Termination Benefit will be paid in 12 equal monthly installments commencing within 90 days following the Separation from Service. The term “Early Involuntary Termination” means a Separation from Service due to the independent exercise of the unilateral authority of the Bank to terminate the executive’s employment where the executive was willing and able to continue performing services.

●

Early Voluntary Termination Benefit. If Mr. Oswald experiences a Separation from Service prior to reaching his specified retirement age that constitutes an Early Voluntary Termination (as defined in the Oswald SERP Agreement), then he will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, with a minimum annual payment of $2,547. The term “Accrual Balance” means the liability that the Bank is required to accrue, under GAAP, for the Bank’s obligation to the executive under the Oswald SERP Agreement, by applying Accounting Principles Board Opinion Number 12, as amended, and the Discount Rate (as defined in the Oswald SERP Agreement). Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto. The Bank’s board of directors may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

●

Disability Benefit. If Mr. Oswald experiences a Separation from Service after a Disability (as defined in the Oswald SERP Agreement) and prior to reaching his specified retirement age, then he will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, with a minimum annual payment of $2,547. Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto.

●

Change in Control Benefit. If a Change in Control (as defined in the SERP Agreement) occurs prior to Mr. Oswald reaching his specified retirement age and he thereafter experiences a Separation from Service within 24 months thereof, then he will be entitled to receive cash in an amount equal to the present value of a 20-year payment stream equal to 35% of the average of Mr. Oswald’s three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs. This benefit will be distributed over five years in equal monthly installments commencing within 90 days of the Separation from Service. Notwithstanding the foregoing, if the payment of the benefit would cause any portion of it to constitute an excess parachute payment under Section 280G of the IRC, then that portion would be forfeited and not paid.

●

Death Benefit. If Mr. Oswald dies prior to a Separation from Service, then his designated beneficiaries will be entitled to cash in an amount equal to the greater of (i) 100% of the Accrual Balance as of the end of the month prior to death and (ii) $834,459 in the case of Mr. Oswald. This benefit will be paid in a single lump sum within 90 days following death.

●

Benefit Upon Termination of the SERP Agreement. If the Bank and Mr. Oswald agree to terminate the Oswald SERP Agreement, then he will receive the Accrual Balance as of the date of termination, which generally will be paid at the earliest distribution date that would have occurred if the Oswald SERP Agreement had not been terminated. If the Bank terminates the Oswald SERP Agreement (i) in connection with a Change in Control, (ii) upon its dissolution or in connection with its bankruptcy, or (iii) in connection with the termination of all other compensatory arrangements that would be aggregated with the SERP Agreement pursuant to Section 409A of the IRC (to the extent that Mr. Oswald participated in such other arrangements), then, subject to certain conditions specified in the Oswald SERP Agreement, including compliance with Section 409A of the IRC, the Bank may distribute the Accrual Balance, determined as of the date of the termination, to Mr. Oswald in a lump sum.

The following table sets forth the current amounts that could be paid to Messrs. Harris and Oswald under each of the situations described above, calculated as of December 31, 2023.

	Normal Retirement Benefit	Early Involuntary Termination Benefit	Early Voluntary Termination Benefit	Disability Benefit	CIC Benefit	Death Benefit	Benefit Upon Termination of Agreement
Mr. Harris	$154,923	$13,402	$13,402	$13,402	$305,812	$2,127,275	$157,907
Mr. Oswald	73,287	68,782	70,633	70,633	204,651	909,121	909,121

If benefit payments have begun and an executive dies before all payments have been made, then the Bank will distribute the remaining benefits to the executive’s designated beneficiaries, at the same times and in the same manner as if the executive had not died. If an executive becomes entitled to benefits but dies before payments begin, then the Bank will pay the benefits, in a single lump sum on the first day of the fourth month following death, to the executive’s designated beneficiaries.

No benefits will be paid if an executive’s employment is terminated by the Bank for cause or if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Additionally, no benefit will be paid to the extent it constitutes an excess golden parachute payment under Section 280G of the IRC or is determined to be a prohibited golden parachute payment pursuant to 12 C.F.R. § 359.2. Because, both the Harris SERP Agreement and the Harris Severance Agreement (as defined below) were in effect as of December 31, 2023, the total amount due under those agreements upon a Change in Control followed by a Separation from Service would have been reduced, in the aggregate, by approximately $302,783 to prevent the sum of those payments from constituting an excess parachute payment under Section 280G of the IRC.

The timing of the distribution of some or all of the foregoing benefits may be subject to a six-month waiting period under Section 409A of the IRC to the extent the executive is considered to be a “specified employee” of the Company. Section 409A of the IRC places restrictions on the ability of the Bank and/or the executives to change the form or timing of the payment of the benefits, and the Harris SERP Agreement and the Oswald SERP Agreement provide that any such change must be consistent with the requirements and limitations of Section 409A of the IRC. Notwithstanding the foregoing, if an executive becomes subject to tax on the benefits that could be paid under the Harris SERP Agreement or the Oswald SERP Agreement, then the Bank may, subject to the requirements of Section 409A of the IRC, make a limited distribution to the executive to cover such taxes. Any such distribution will reduce the benefits that are otherwise payable under the Harris SERP Agreement and the Oswald SERP Agreement.

To help fund the foregoing payment obligations, the Bank invested in life insurance policies in 2011 on the life of Mr. Oswald and in 2022 on the life of Mr. Harris.

Performance Driven Retirement Plan Agreement

On November 17, 2015, the Bank and Mr. Krebs entered into a Performance Driven Retirement Plan Agreement (the “Retirement Agreement”) to provide cash benefits to Mr. Krebs following his Separation of Service (as defined in the Retirement Agreement), his Disability (as defined in the Retirement Agreement), his death, or a Change in Control (as defined in the Retirement Agreement). The Retirement Agreement requires the Bank to establish a general ledger “account” for Mr. Krebs’ benefit that will be credited from time to time with cash contributions and interest thereon (the “Deferral Account”).

On the effective date of the Retirement Agreement, the Bank made an initial contribution of $5,565 to the Deferral Account. Thereafter, on the first day of each month during each Plan Year (as defined in the Retirement Agreement) that Mr. Krebs is employed, the Bank is required to make a contribution equal to 0.833% of Mr. Krebs’ Base Salary (as defined in the Retirement Agreement). The Bank will not be required to make monthly contributions during a Plan Year, however, if the Return on Equity (as defined in the Retirement Agreement) for the immediately preceding Plan Year is less than 6.25%. In the event of a Change in Control, the Bank is required to make a contribution to the Deferral Account in an amount determined by multiplying (i) 300% of Mr. Krebs’ then-current Base Salary by (ii) the average percentage of Base Salary contributed to the Deferral Account by the Bank during the three Plan Years that immediately preceded the Change in Control. The Bank’s board of directors may choose to make additional contributions to the Deferral Account at any time if it determines that such contributions would be in the best interest of the Bank. During each Plan Year prior to the earliest to occur of Mr. Krebs’ Disability, death or Separation from Service, interest on the balance of the Deferral Account will be credited at an annual rate equal to 67% of the Return on Equity for the prior Plan Year, provided that in no event will the annual rate of interest be less than 0.0% nor more than 10.0%. Except when Mr. Krebs is receiving the Early Retirement Benefit (defined below), interest on the balance of the Deferral Account will be credited following the commencement of distributions at an annual rate equal to the 20 Year Moody’s AA Corporate bond index less 0.25%, based on the Moody’s yield on the first business day of the Plan Year.

Subject to waiting periods and other restrictions that may be imposed by applicable law, including Section 409A of the IRC, distributions from the Deferral Account will be made in one of the following manners (each of which is exclusive of the other manners):

●

Commencing the month following (i) a Separation from Service that occurs after the date on which Mr. Krebs reaches 65 years of age (“Normal Retirement Age”) or (ii) Mr. Krebs’ Disability prior to Normal Retirement Age, the Deferral Account will be distributed in 120 equal monthly installments; or

●	Commencing the month following a Separation from Service that occurs prior to Mr. Krebs reaching Normal Retirement Age, the Deferral Account will be distributed in 36 equal monthly installments; or

●

Following a Change in Control that occurs while Mr. Krebs is employed (and whether or not he also experiences a Separation from Service), the Deferral Account will be paid in one lump sum within 30 days after the Change in Control; or

●

If Mr. Krebs dies while employed, then Mr. Krebs’ designated beneficiaries will receive a lump sum payment, within 90 days of his death, in an amount equal to the greater of (i) $272,825 and (ii) the Deferral Account balance.

The Retirement Agreement permits the Bank’s board of directors to agree to make early “Hardship Distributions” under limited circumstances. As a general rule, distributions may not be accelerated for any reason. Certain restrictions apply to any amendment to the Retirement Agreement that would change the timing or form of payment.

Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if the Bank terminates his employment for Cause (as defined in the Retirement Agreement). In addition, Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if he engages in certain competitive activities described in the Retirement Agreement. Finally, in the event that any distribution would be treated as an “excess golden parachute payment” under Section 280G of the IRC, such distribution will be reduced to the extent necessary to avoid that characterization, and Mr. Krebs will forfeit the excess portion of that distribution.

At December 31, 2023, the balance of the Deferral Account was $228,847. As of December 31, 2023, the gross amount to which Mr. Krebs would have been entitled under the Retirement Agreement in connection with a Change in Control is approximately $293,151. Because, however, both the Retirement Agreement and the Severance Agreement were in effect as of December 31, 2023, Mr. Krebs would have received approximately $58,939 under the Retirement Agreement in connection with a Change in Control as of such date because the balance would have constituted an “excess golden parachute payment” under Section 280G of the IRC.

Severance Agreements

The Company and Mr. Harris are parties to a Change in Control Severance Agreement (the “Harris Severance Agreement”) pursuant to which Mr. Harris will be entitled to receive a lump sum cash payment equal to 2.99 times his then-current annual base salary rate if the Company terminates his employment without Cause (as defined in the Harris Severance Agreement) or if he terminates his employment for Good Reason (as defined in the Harris Severance Agreement) within 12 months of a Change in Control (as defined in the Severance Harris Agreement), subject to any reduction necessary to ensure that such severance payment would not trigger the excise tax under Section 4999 of the Code. Mr. Harris’ entitlement to the severance payment would be conditioned on his execution, delivery, and non-revocation of a separation agreement and general release pursuant to which, among other things, he must agree to customary business protection and non-disparagement covenants for a period of two years following the termination of his employment.

As of December 31, 2023, Mr. Harris’ “base amount” was $302,968, and the gross amount to which Mr. Harris would have been entitled under the Severance Agreement as of such date is approximately $905,873. Because, however, both the Harris SERP Agreement and the Harris Severance Agreement were in effect as of December 31, 2023, the total amount due under those agreements upon a Change in Control followed by a Separation from Service would have been reduced, in the aggregate, by approximately $302,783 to prevent the sum of those payments from constituting an excess parachute payment under Section 280G of the IRC.

The Bank and Mr. Krebs are parties to a Severance Agreement, dated as of February 19, 2013, that was amended by a First Amendment to Severance Agreement on November 15, 2021 (collectively, the “Krebs Severance Agreement”) . The term of the Krebs Severance Agreement will automatically renew for successive one-year periods for so long as Mr. Krebs continues to be elected as an officer of the Bank. The Krebs Severance Agreement provides that Mr. Krebs will be entitled to a severance payment if (i) he terminates his employment in connection with or within 30 days of a Change in Control (as defined in the Krebs Severance Agreement), (ii) he terminates his employment for Good Reason (as defined in the Krebs Severance Agreement) within 12 months of a Change in Control, or (iii) the Bank terminates his employment without Just Cause (as defined in the Krebs Severance Agreement) within 12 months of a Change in Control. The amount of the severance payment would be 2.99 times Mr. Krebs’ then-current “base amount” (as defined in Section 280G of the IRC) less the sum of all other “parachute payments” (as defined in Section 280G of the IRC) to which Mr. Krebs is entitled on account of the Change in Control.

As of December 31, 2023, Mr. Krebs’ “base amount” was $237,476, and the gross amount to which Mr. Krebs would have been entitled under the Krebs Severance Agreement as of such date is approximately $710,054. Because, however, both the Retirement Agreement and the Krebs Severance Agreement were in effect as of December 31, 2023, Mr. Krebs would have received approximately $651,114 under the Krebs Severance Agreement in connection with a Change in Control as of such date to give effect to the payment due under the Retirement Agreement, which would be considered a “parachute payment” under Section 280G of the IRC.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our principal executive officer (the “PEO”) and the other named executive officers (the “Non-PEO named executive officers”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

Pay Versus Performance
Year(s)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named	Value of Initial Fixed $100 Investment Based On:	Net Income
			(2)	Executive Officers (2)(3)	Total Shareholder Return
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$588,148	$586,208	$316,914	$316,914	$85	$6,418,337
2022	426,348	426,348	396,441	396,441	174	8,090,127
2021	372,044	327,044	303,585	303,585	170	8,149,606

Notes:

(1)

For 2023, Gary A. Harris was the PEO used for purposes of calculating the amounts set forth in column (c). For 2022 and 2021, James R. Bosley, Jr. was the PEO used for purposes of calculating the amounts set forth in column (c).

(2)

For 2023 and 2021, Christopher T. Oswald and Mark C. Krebs were the non-PEO named executive officers used for purposes of calculating the amounts set forth in column (e). For 2022, Gary A. Harris and Christopher T. Oswald were the non-PEO named executive officers used for purposes of column (e).

(3)

The dollar amounts reported above for the PEO under “Compensation Actually Paid to PEO” and for the Non-PEO named executive officers under “Average Compensation Actually Paid to Non-PEO Named Executive Officers” represent the amounts actually paid to the PEO and the Non-PEO named executive officers, respectively, as computed in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the actual amounts of compensation earned by or paid to the PEO or the average of the actual amounts of compensation earned by or paid to the Non-PEO named executive officers during the applicable years. Rather, in accordance with the requirements of Item 402(v) of Regulation S-K, these amounts reflect the amounts reported in the Summary Compensation Table (“SCT”), except that the amounts reported for 2023 have been adjusted as follows:

	2023	2023
	PEO	Non-PEO (Average)
SCT Total Comp	$588,148	$316,914

Subtract: Grant date fair value of equity awards granted during the covered year	$92,690	-

Add: Fair value as of end of covered year of equity awards granted during covered year that were outstanding and unvested as of end of covered year	$52,500	-

Add: Change in fair value from end of prior year to end of current year for equity awards granted in prior years that were outstanding and unvested at end of current year	-	-

Add: Fair value as of vesting date of equity awards that were granted and vested in same year	$38,250	-

Add: Change in fair value from end of prior year to vesting date of equity awards granted in prior years that vested in covered year	-

Subtract: Fair value at end of prior year of equity awards granted in prior years that failed to vest (forfeited) in covered year	-	-

Add: Dollar amount of dividends or other earnings paid on equity awards in covered year prior to vesting date that are not included in total compensation for covered year	-	-

Compensation Actually Paid	$586,208	$316,914

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our PEO and the average actual compensation paid to our Non-PEO named executive officers to our cumulative total shareholder return (TSR) and our net income for each of the last three fiscal years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs discuss related party transactions that occurred thus far in 2024 and during 2023 and 2022, as well as related party transactions that are contemplated during the remainder of 2024 (other than compensation paid or awarded to the Company’s directors and executive officers that is discussed above). For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) the Company or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of the Company’s average total assets at year-end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of the Company or any person who beneficially owns more than 5% of the outstanding shares of the Company’s common stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

Thus far in 2024 and during 2023 and 2022, the Company, through the Bank, had banking transactions in the ordinary course of its business with the Company’s directors, executive officers and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons who are not related to the Company and its subsidiaries. When made, the extensions of credit to these persons by the Bank did not involve more than the normal risk of collectability or present other unfavorable features.

The Company and the Bank have procedures in place to help ensure that the Company and the Bank comply with all legal requirements applicable to related party transactions. Among other procedures, the Audit Committee and/or the Bank’s Loan Committee must review and approve transactions with directors, executive officers and/or their respective related interests and submit such transactions to the full board of directors for approval. This review is intended to ensure compliance with Regulation O, which imposes requirements for extensions of credit to directors and executive officers, Sections 23A and 23B of the Federal Reserve Act, which governs transactions between the Bank and its affiliates, and Section 5-512 of the Financial Institutions Article of the Annotated Code of Maryland, which limits, and requires periodic review and approval of, extensions of credit to directors and executive officers.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)

The Company is providing its stockholders with the opportunity to approve or disapprove the compensation paid to its named executive officers for 2023, as discussed in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K (commonly referred to as the “Say-on-Pay Vote”). This advisory vote is required by Rule 14a-21(a) under the Exchange Act, but the frequency of the vote (every year, every two years, or every three years) is at the discretion of the Board. Rule 14a-21(b) under the Exchange Act requires the Board to ask stockholders, no less often than every six years, to recommend the frequency of the Say-on-Pay Vote. At the 2018 Annual Meeting of Stockholders, stockholders recommended that future Say-on-Pay Votes take place every two years, and the Board has determined to submit the Say-on-Pay Vote to stockholders every two years.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this proxy statement entitled “EXECUTIVE COMPENSATION” contains the information required by Item 402 of Regulation S-K with respect to the compensation paid to the named executive officers and discusses in detail the Company’s executive compensation program and the compensation that was earned by, awarded to or paid to the Company’s named executive officers for 2023.

At the 2024 Annual Meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Farmers and Merchants Bancshares, Inc., as disclosed in its definitive proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “EXECUTIVE COMPENSATION”, is hereby approved.

Because this advisory vote relates to, and may impact, the Company’s executive compensation policies and practices, the Company’s executive officers, including its named executive officers, have an interest in the outcome of this vote.

Please note that your vote is advisory, so it will not be binding upon the Board or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and/or the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board and its Compensation Committee believe that the Company’s compensation policies and procedures are reasonable in comparison both to the Company’s peer group and to the Company’s performance during 2023.

The Board unanimously recommends that stockholders vote FOR adoption of the foregoing non-binding advisory resolution.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (Proposal 3)

Pursuant to Section 14A of the Exchange Act, the Company is required, no less frequently than every six years, to ask stockholders to recommend to the Board the frequency with which future Say-on-Pay Votes should occur every year, every two years or every three years. This year’s Annual Meeting is the first meeting of stockholders at which directors will be elected to occur since the Company became subject to the proxy solicitation requirements of the Exchange Act. Accordingly, stockholders will be asked at this year’s Annual Meeting to recommend, by non-binding advisory vote, whether future Say-on-Pay Votes should be submitted to stockholders for consideration every year, every two years or every three years.

The Board believes that stockholders should have the opportunity to express their views on the Company’s compensation program and policies for its named executive officers on a bi-annual basis. The Board and its Compensation Committee, which administers the executive compensation program, value the opinions expressed by stockholders pursuant to Say-on-Pay Votes and will consider the outcome of those votes in making its annual decisions on executive compensation.

The recommendation, by advisory vote, regarding frequency with which future Say-on-Pay Votes should be presented to stockholders for consideration will be determined based on the option (every one year, two years or three years) that receives a majority of all votes cast at the Annual Meeting.

Because your vote on this Proposal 3 is advisory, it will not be binding on the Board or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and/or the Compensation Committee may, however, take into account the outcome of the vote on this Proposal 3 when considering its policy on the frequency of future Say-on-Pay Votes.

The Board recommends that stockholders vote to hold future Say-on-Pay Votes every 2 YEARS.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)

At the 2024 Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of YHB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. YHB has served as the Company’s independent registered accounting firm since July 2021. YHB has advised the Audit Committee and the Board that neither it nor any of its partners or associates has any direct financial interest in or any connection with the Company or the Bank other than as the independent registered public accounting firm. A representative of YHB is expected to be present at the 2024 Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends that stockholders vote FOR the ratification of the appointment of YHB as the Company’s independent registered public accounting firm for 2024.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

AUDIT FEES AND SERVICES

The following table shows the fees billed to the Company for the audit and other services provided by YHB for 2023 and 2022.

	FY 2023	FY 2022
Audit Fees	$120,425	$98,550
Audit-Related Fees	-	-
Tax Fees	12,128	25,391
All Other Fees	-	-
Total	$126,482	$123,941

Audit Fees for 2023 and 2022 include fees associated with the annual audits of the Company’s consolidated financial statements for those years and fees associated with the reviews of the Company’s Quarterly Reports on Form 10-Q. Audit fees for 2023 include fees associated with the review of Form S-8.

Tax Fees for 2023 and 2022 include charges primarily related to tax return preparation and audit and tax consulting services.

The Audit Committee has reviewed summaries of the services provided by YHB and the related fees and has determined that the provision of non-audit services was compatible with maintaining their independence.

It is the Audit Committee’s policy to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent registered public accounting firm’s audit. All of the 2023 and 2022 services described above were pre-approved by the Audit Committee.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, are required to file certain reports regarding their ownership of common stock with the SEC. Based solely on a review of copies of such reports and amendments thereto filed electronically with the SEC during the year ended December 31, 2023, or written representations that no reports were required, the Company believes that no person who served as an executive officer or director of the Company or who beneficially owned more than 10% of the Common Stock during the year ended December 31, 2023 failed to timely file any report required to be filed by Section 16(a) during 2023 or any prior year, except that Gary A. Harris filed a late Form 3 report that was due in 2022, Roger D. Cassell filed three late Form 4 reports (relating to one gift of shares and two sales of shares) and one late Form 5 report (relating to a gift of shares), Teresa L. Smack filed two late Form 4 reports (relating to two purchases of shares), and Paul F. Wooden, Jr. filed one late Form 4 report (relating to a gift of shares).

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2025 ANNUAL MEETING

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for, and voted on by the stockholders at, the 2025 Annual Meeting must submit such proposal in writing, including all supporting materials, to the Company at its principal office no later than November 15, 2024 (120 days prior to the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. If, however, the date of the 2025 Annual Meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2024 Annual Meeting, then notice by the stockholder must be so delivered not earlier than the 90th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2025 Annual Meeting or the 10th day following the date on which public announcement of the date of the 2025 Annual Meeting is first made. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act and the Bylaws, a stockholder who intends to present a proposal for business to be considered at the 2025 Annual Meeting but does not seek inclusion of that proposal in the Company’s proxy statement for such meeting must submit that proposal to the Company no later than December 24, 2024 (120 days prior to the first anniversary of the 2024 Annual Meeting). If notice of a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

A stockholder who desires to nominate a person for election to the Board at the 2025 Annual Meeting must submit such nomination in accordance with Section 4 of Article II of the Bylaws no earlier than October 25, 2024 and no later than November 24, 2024.

DEADLINE FOR SUBMITTING NOTICE OF INTENT TO SOLICIT PROXIES IN CONNECTION

WITH THE 2025 ANNUAL MEETING

A stockholder who intends to solicit proxies at the 2025 Annual Meeting in support of one or more director nominees other than the Company’s nominees must provide the Company with notice of such intention in accordance with Rule 14a-19 promulgated under the Exchange Act, unless the information required by the notice has been provided in a preliminary or definitive proxy statement previously filed by such stockholder. To be deemed timely, the notice must (i) be postmarked or transmitted electronically to the Company at its principal executive office no later than February 26, 2025 (60 calendar days prior to the anniversary of the 2024 Annual Meeting, or the next business day if the 60th calendar day falls on a Saturday, Sunday, or holiday), (ii) include the names of all nominees for whom such stockholder intends to solicit proxies, and (iii) include a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. If, however, the date of the 2025 Annual Meeting is advanced by more than 30 calendar days from the anniversary date of the 2024 Annual Meeting, then the deadline for submitting the notice will be the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks, trustees and other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks, brokers, trustees and other nominees with account holders who are our stockholders may be householding our proxy materials. A single Notice of Annual Meeting of Stockholders, proxy statement and Annual Report to Stockholders may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your bank, broker, trust or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Annual Meeting of Stockholders, proxy statement and Annual Report to Stockholders, please notify your bank, broker, trust or other nominee and also send a copy of your request to the Company c/o Cherie Barrett, Assistant Vice President/Corporate Secretary, 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074 or call 410-374-1510 ext. 1103. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their bank, broker, trust or other nominee.

ANNUAL REPORT AND FINANCIAL STATEMENTS

This proxy statement is accompanied by a copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2023, which contains the information required by Rule 14a-3(b) under the Exchange Act. Upon the written request of any person solicited pursuant to this proxy statement, the Company will provide such person, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the year ended December 31, 2023. A written request must be sent to Mark C. Krebs, Executive Vice President/Chief Financial Officer, Farmers and Merchants Bancshares, Inc., P.O. Box 249, 25 Westminster Pike, Reisterstown, MD 21136.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters, other than those stated above, that may properly be brought before the meeting. If other matters should properly come before the meeting or any adjournment thereof, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By order of the Board of Directors /s/ Cherie Barrett Cherie Barrett Assistant Vice President/Corporate Secretary March 15, 2024

Appendix A

REVOCABLE PROXY

FARMERS AND MERCHANTS BANCSHARES, INC.

Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Cheryl Y. Lewis, Michelle Miller, and Cherie Barrett, and each or any of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Farmers and Merchants Bancshares, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m., Tuesday, April 23, 2024 and any adjournment or postponement thereof, for the purposes identified on this proxy card and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders.

1.	Elect the following four nominees to the Company’s Board of Directors:

James R. Bosley, Jr.	Ronald W. Hux	Emily B. Miller	Robert G. Pollokoff
Class II Director	Class II Director	Class II Director	Class IV Director
(Term to Expire in 2028)	(Term to Expire in 2028)	(Term to Expire in 2028)	(Term to Expire in 2026)

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT (see instruction below)

INSTRUCTION: To withhold authority to vote for a particular nominee, vote “FOR ALL NOMINEES EXCEPT” and strike through that nominee’s name.

The Board of Directors recommends a vote of “FOR ALL NOMINEES” in Proposal 1.

2.	Adopt a non-binding (advisory) resolution approving the compensation paid to the Company’s named executive officers for 2023.

☐         FOR                  ☐         AGAINST                  ☐         ABSTAIN

The Board of Directors recommends a vote of “FOR” in Proposal 2.

3.	Recommend, by non-binding (advisory) vote, the frequency of future Say-on-Pay Votes:

1 Year	2 Years	3 Years	Abstain
☐	☐	☐	☐

The Board of Directors recommends a vote that future Say-on-Pay Votes be held every 2 YEARS in Proposal 3.

4.	Ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2024:

☐         FOR                  ☐         AGAINST                  ☐         ABSTAIN

The Board of Directors recommends a vote of “FOR” in Proposal 4.

5.	Transact such other business as may be properly brought before the meeting or at any adjournment thereof.

Shares represented by all properly executed proxy cards will be voted in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted FOR ALL NOMINEES in Proposal 1, FOR in Proposal 2, 2 Years in in Proposal 3, FOR in Proposal 4, and in their discretion as to any other matters that properly come before the meeting pursuant to Proposal 5.

PLEASE PRINT NAME (S) HERE ___________________________________ ___________________________________	PLEASE SIGN HERE ___________________________________ ___________________________________

Date: ____________________, 2024

NOTE: Joint holders must each sign this proxy. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If the holder is a corporation or other entity, this proxy must be signed by an authorized person in full corporate or entity name.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE 2024 ANNUAL MEETING OF STOCKHOLDERS: ☐